KOHL'S CORPORATION REPORTS JUNE COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - July 7, 2011 -- Kohl's Corporation (NYSE: KSS) reported today that for the five-week month ended July 2, 2011 total sales increased 9.2 percent and comparable store sales increased 7.5 percent over the five-week month ended July 3, 2010. Year to date, total sales increased 4.4 percent and comparable store sales increased 2.6 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "After a sluggish May, we are very pleased with our June results. The Midwest, Mid-Atlantic and Northeast regions - our most weather-sensitive regions - reported especially strong comparable store sales as weather turned seasonable in those regions. All lines of business reported positive comparable store sales increases."

			% Change .
	Total Sales .		Total Sales .		Comparable Sales .
($ in millions)	2011 .	2010 .	2011 .	2010 .	2011 .	2010 .
June	$ 1,753	$ 1,605	9.2%	9.1%	7.5%	5.9%
Quarter to date	3,125	2,943	6.2	8.0	4.4	4.8
Year to date	7,287	6,978	4.4	9.6	2.6	6.2

The Company operates 1,097 stores in 49 states, compared to 1,067 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 a.m. ET on Thursday, July 7, 2011 until 8:30 p.m. ET on Friday, July 8, 2011. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,097 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $180 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Investor Relations: Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464